Exhibit 99.1

Contact:	D. Anthony Peay - (804) 632-2112 Executive Vice President/ Chief Financial Officer

Distribute to:	Virginia State/Local News lines, NY Times, AP, Reuters, S&P, Moody’s, Dow Jones, Investor Relations Service

October 22, 2009	Traded: NASDAQ	Symbol: UBSH

UNION BANKSHARES CORPORATION REPORTS EARNINGS

FOR IMMEDIATE RELEASE (Bowling Green, Virginia) — Union Bankshares Corporation (the “Company”) (NASDAQ: UBSH - News) reports net income of $2.8 million for the quarter ended September 30, 2009, representing an increase of $1.9 million from $953 thousand for the second quarter ended June 30, 2009. Net income available to common shareholders, which deducts from net income the dividends and discount accretion on preferred stock, was $1.9 million for the current quarter compared to $91 thousand from the most recent quarter. This represents an increase in earnings per share, on a diluted basis, of $0.12, from $0.01 to $0.13. The improvement in the third quarter results was largely attributable to strong net interest income, the absence of a prior period FDIC special assessment partially offset by lower mortgage segment revenue.

Return on average common equity for the three months ended September 30, 2009 was 3.88%, while return on average assets was 0.43%, compared to 7.87% and 0.71%, respectively, for the same period in 2008.

Select highlights:

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Net interest income improved by $2.1 million over the most recent quarter with the net interest margin increasing from 3.30% to 3.69% due largely to reductions in the cost of funds and lower wholesale borrowings.

•	Credit costs continued to impact earnings, resulting in provisions of $4.5 million for the quarter and $12.5 million year-to-date. The allowance for loan losses represents 1.75% of total loans.

•

Nonperforming assets showed a net decrease of $8.9 million during the quarter and included the sale of $2.9 million in other real estate owned and the successful workout and return to accruing status of a large commercial credit.

•

Third quarter mortgage segment net income of $296 thousand decreased compared to the most recent quarter, though mortgage segment net income of $1.9 million for the nine-months period increased year-to-date reflecting increased origination volume during a historically low interest rate environment.

•	Dividends and accretion related to the preferred stock owned by the U. S. Treasury under the Capital Purchase Program amounted to $862 thousand or $0.05 per share for the quarter.

•	The Company completed a follow-on equity offering during the third quarter, issuing 4.7 million shares for approximately $58.8 million in proceeds, net of expenses.

•	Acquisition costs related to the proposed acquisition of First Market Bank amounted to $307 thousand for the quarter and $948 thousand year-to-date

“We are very pleased with the improvement we saw this quarter in key data points such as earnings and non-performing assets,” said G. William Beale, President and Chief Executive Officer of Union Bankshares Corporation. “Earnings results were driven by increased net interest margin which provided sufficient earnings to absorb acquisition-related costs and increased credit costs and still reflect an increase over prior quarters. Our significant reduction in nonperforming assets reflects a combination of improving market conditions and outcomes from our approach of working with borrowers during difficult times. Also significant to the third quarter was our successful follow-on equity offering that increased our tangible common equity by $59 million.

We expect to see continued improvement in our net interest margin in the fourth quarter. We also expect to incur increased expenses in the fourth quarter related to the closing of the First Market Bank acquisition.”

The Company reported net income for the third quarter ended September 30, 2009 of $2.8 million, down $1.5 million from $4.3 million for the same period a year ago. The decrease was mainly driven by a prior year third quarter gain absent in the current period. During the third quarter of 2008 the Company sold bank property for a gain of $1.8 million. Other factors contributing to the third quarter 2009 performance were improvements in mortgage segment income and net interest income that have been offset by increased credit costs, FDIC premiums and acquisition costs. Excluding nonrecurring prior year gains and current quarter acquisition costs, net income declined approximately $86 thousand from the third quarter of 2008.

The Company continues to incur acquisition costs related to the proposed acquisition of First Market Bank. Current quarter and year-to-date costs are $307 thousand and $948 thousand, respectively. Total acquisition costs are estimated to be approximately $10.8 million with the remainder to be expensed over the next two quarters. Such costs will include legal and accounting fees, lease and contract termination expenses and employee severances which will be expensed as incurred.

As a supplement to U. S. generally accepted accounting principles (“GAAP”), the Company also uses certain alternate financial measures to review its operating performance. Diluted earnings per share on a cash basis for the quarter ended September 30, 2009 were $0.21 as compared to $0.34 for the same quarter a year ago and $0.09 for the quarter ended June 30, 2009. Additionally, cash basis return on average tangible common equity for the quarter ended September 30, 2009 was 7.47% as compared to 12.26% in the prior year’s same quarter and 3.29% for the quarter ended June 30, 2009.

NET INTEREST INCOME

For the nine months ended September 30, 2009, the Federal Open Market Committee (“FOMC”) maintained the target range for the Federal funds rate at 0% to 0.25% and expects that the Federal funds rate will likely remain exceptionally low for an extended period. Additionally, the FOMC agreed to continue using liquidity and asset-purchase programs to support the financial markets and to stimulate the economy.

The decline in the target Federal funds rate since last year (from 2.00% to a range of 0% to 0.25%) has continued to put significant pressure on the Company’s net interest margin and related net interest income during the first nine months of 2009. During the third quarter, however, repricing of money market accounts and certificates of deposit provided some relief from this trend. The asset sensitive positioning of the Company’s balance sheet combined with the previously mentioned interest rate declines caused interest-earning assets to reprice faster than the Company’s interest-bearing deposits. This positioning is expected to benefit the Company when interest rates (e.g., Prime rate, Federal funds rate) begin to rise.

On a linked quarter basis, tax-equivalent net interest income increased $2.1 million, or 10.6%, to $21.7 million. The tax-equivalent net interest margin increased 39 basis points to 3.69% from 3.30% for the most recent quarter. The net interest margin increase was principally attributable to a decline in costs on interest-bearing liabilities aided by an increase in the yields of interest-earning assets. Costs of interest-bearing liabilities declined 26 basis points to 2.37% while yields on interest-earning assets increased 15 basis points to 5.68%. Improvements in the cost of funds were principally a result of declining costs on certificates of deposit and money market accounts as well as lower Federal Home Loan Bank of Atlanta (“FHLB”) borrowings. Interest-earning asset yields increased principally as a result of redeploying excess liquidity from the Federal Reserve Bank investments into higher yielding investment securities and de-leveraging the balance sheet (i.e., reducing FHLB borrowings).

The repricing of the money market promotion accounts, combined with growth in all other lower cost money market accounts, positively impacted the net interest margin beginning in the third quarter, as compared to the most recent quarter, by adding approximately 18 basis points to net interest margin.

For the three months ended September 30, 2009, net interest income, on a tax-equivalent basis, increased $598 thousand, or 2.8%, to $21.7 million compared to the same period last year. This increase was attributable to lower deposit costs and lower wholesale funding volumes as compared to the decline in earning asset yields. The net interest margin declined 20 basis points, from 3.89% at September 30, 2008, to 3.69% at September 30, 2009. Yields on interest-earning assets declined 74 basis points over the past year, driven predominately by lower loan and investment security yields. Costs of interest-bearing liabilities declined 54 basis points over the same time, principally as a result of lower costs on money market accounts and certificates of deposit as well as lower FHLB advances.

Average money market volumes increased $169 million from the same time last year, principally related to the Company’s money market promotion. The money market promotion provided customers, who opened these accounts, a 3% yield through June 30, 2009. Following expiration of the offer, yields for these money market deposits adjusted to the Company’s regular money market rates, which at the time were 1.60% or lower. Liquidity generated by this promotion allowed the Company to reduce reliance on other borrowings and not to reissue any brokered certificates of deposit.

For the nine months ended September 30, 2009, tax-equivalent net interest income decreased $1.7 million, or 2.7%, to $60.0 million. The tax-equivalent net interest margin decreased 48 basis points to 3.41% from 3.89% compared to the same nine-month period a year ago. The net interest margin decrease was partially attributable to a steeper decline in yields on interest-earning assets as compared to the costs of interest-bearing liabilities. Yields on interest-earning assets declined 100 basis points to 5.60% while the costs of interest-bearing liabilities declined only 53 basis points to 2.59% for the same nine-month period. The decline in interest-earning asset yields was attributable to lower yields in a declining rate environment, and to a lesser extent, an increase in nonaccrual loans. The decline in the cost of interest-bearing liabilities was attributable to declines in the cost of certificates of deposit and lower volumes and costs of FHLB advances, partially offset by increased volumes in promotional money market accounts.

On September 29, 2008, because of significant disruption and uncertainty in the financial markets, the Company borrowed $50 million in an FHLB advance at a rate of 3.52% with a maturity of September 28, 2009. At that time, the Company considered the FHLB advance to be a contingency plan against unforeseen and unprecedented market movements. The earnings spread between the advance and the corresponding short-term investment yield was negative and consequently has had an unfavorable impact on the Company’s net interest margin. The repayment of this advance during the third quarter, net of a prepayment penalty, has favorably impacted the net interest margin.

ASSET QUALITY/LOAN LOSS PROVISION

Industry concerns regarding asset quality shifted to anticipated softness in commercial real estate during the third quarter. These issues are impacting the markets in which the Company operates, mainly by slowing real estate activity and adding to the general economic uncertainty. The risk and performance of the Company’s loan portfolio are reflective of the relatively stable markets in which it operates. While these markets have experienced slow economic activity, they remain in much better condition than the well-publicized markets in Arizona, Florida, California and other states where the Company does not lend and does not have loan loss exposure. The Company’s loan portfolio also does not include exposure to subprime mortgage loans.

During the current quarter the Company continued to experience deterioration in asset quality. While many economic indicators suggest the recession may be over, there could be additional softening in asset quality in the near-term, with the magnitude depending upon the potential lagging impact on commercial real estate and how quickly the local economy recovers. The Company sees indications that the housing markets and unemployment in Virginia are improving; however, the commercial real estate market may weaken further as continued job losses negatively affect both consumer spending and occupancy needs by employers.

The Company’s loan portfolio has a significant concentration in real estate loans. Residential acquisition and development lending and builder/construction lending have been scaled back as housing activity across the Company’s markets has declined. While this softening negatively impacts delinquency and nonperforming asset levels, the collateralized nature of real estate loans serves to better protect the Company from loss.

Necessary resources continue to be devoted to the ongoing review of the portfolio and the workouts of problem assets to minimize any losses to the Company. Management will continue to monitor delinquencies, risk rating changes, charge-offs, market trends and other indicators of risk in the Company’s portfolio, particularly those tied to residential and commercial real estate, and adjust the allowance for loan losses accordingly.

Net charge-offs were $1.2 million, or 0.26% of loans on an annualized basis, for the quarter ended September 30, 2009, compared to $2.9 million, or 0.63%, for the quarter ended June 30, 2009 and $897 thousand, or 0.19%, in the same quarter last year. Net charge-offs in the current quarter included commercial loans of $749 thousand, indirect auto loans of $388 thousand, commercial real estate of $216 thousand, credit cards of $212 thousand, and consumer loans of $146 thousand. The remaining net charge-offs of $139 thousand principally related to home equity loan charge-offs. The Company also recovered $650 thousand of a previous charge-off related to a land development relationship. At September 30, 2009, total past due loans were $28.8 million, or 1.53% of total loans, up from 0.65% a year ago, and 1.49% at June 30, 2009.

At September 30, 2009, nonperforming assets totaled $43.4 million, a decline of $8.9 million from June 30, 2009 and an increase of $26.3 million from a year ago. The overall increases in the trailing 12 months relate principally to loans in the real estate development and housing sector. The net decline in the current quarter of $8.9 million was primarily related to a successful workout and return to accruing status of a nonaccrual commercial real estate loan relating to a single credit relationship ($6.2 million) and the sale of land from other real estate owned ($2.9 million).

At September 30, 2009 the coverage ratio of allowance for loan losses to nonperforming loans was 111.1%, improved from 78.8% at June 30, 2009, but down from 154.1% a year earlier. Similarly, the coverage ratio of allowance for loan losses to nonperforming assets (including other real estate owned) was 75.8%, improved from 56.7% at June 30, 2009, but down from 142.5% a year earlier.

Nonperforming assets include $29.6 million in nonperforming loans. This total includes land development loans of $13.3 million, residential real estate loans of $9.8 million, commercial real estate loans of $0.7 million, commercial and industrial loans of $2.9 million, land loans of $0.8 million, and other loans totaling $2.1 million. Historically, and particularly in the current economic environment, the Company seeks to work with its customers on loan collection matters while taking appropriate actions to improve the Company’s position and minimize any losses. These loans are closely monitored and evaluated for collection with appropriate loss reserves established where necessary.

Nonperforming assets also include $13.8 million in other real estate owned. This total includes land of $6.8 million, residential real estate of $3.1 million, land development loans of $1.6 million, commercial real estate of $1.3 million and land held for development of bank branch sites of $1.0 million. Foreclosed properties have been adjusted to their fair values at the time of foreclosure and any losses have been taken as loan charge-offs against the allowance for loan losses. Other real estate owned asset valuations are also evaluated at least quarterly and any necessary write down to fair value is recorded as impairment.

The provision for loan losses for the quarter ended September 30, 2009 was $4.5 million, a decrease of $338 thousand from the most recent quarter and an increase of $850 thousand from the same quarter a year ago. Approximately $1.0 million of the current quarter provision for loan losses related to an increase in specific reserves on one acquisition and development loan. The increase in the provision for loan losses and the current levels of the allowance for loan losses reflect specific reserves related to nonperforming loans, net charge-off activity, loan growth, delinquency trends and other credit risk factors that the Company considers in assessing the adequacy of the allowance for loan losses. The allowance for loan losses as a percentage of the loan portfolio was 1.75% at September 30, 2009, 1.58% at June 30, 2009 and 1.31% and 1.36% for the periods ending September 30, 2008 and December 31, 2008, respectively.

Approximately $632.6 million, or 33.6%, of the Company’s loan portfolio is comprised of amortizing commercial real estate loans of which approximately 42% is owner-occupied real estate, which typically carries a lower risk of loss. While there are industry concerns over possible softening in the commercial real estate sector, the Company’s portfolio is not highly speculative nor concentrated in large credits. In addition, $334.8 million of the loan portfolio is concentrated in real estate construction loans including raw land, land development, residential lots, speculative and presold residential construction and commercial construction loans (both owner-occupied and non-owner occupied). Of this amount, $152.6 million, or 45.6%, represents land and lot loans; $78.4 million, or 23.4%, represents land development loans; $52.3 million, or 15.6%, represents speculative and presold residential construction loans (of which $39.1 million is to home builders) and $48.5 million, or 14.5%, is commercial construction. The Company’s real estate lending is conducted within our operating footprint in markets we understand and monitor.

NONINTEREST INCOME

On a linked quarter basis, noninterest income decreased $1.4 million, or 14.7%, to $7.9 million from $9.3 million at June 30, 2009, primarily related to a $1.4 million decrease in gains on the sale of loans in the mortgage segment due to lower origination volume as mortgage rates increased slightly. Partially offsetting this decline were net gains on sales of bank property and other real estate owned of $65 thousand, increases in service charges on deposit accounts and other fee income of $10 thousand and $11 thousand, respectively. Excluding the contribution of the mortgage segment, noninterest income increased $56 thousand, or 1.3%, and the increase primarily related to net gains on sales of bank property, higher service charges on deposit accounts and other fee income.

For the three months ended September 30, 2009, noninterest income decreased $1.2 million, or 13.2%, to $7.9 million from $9.1 million in the same period in 2008. Of this decrease, gains on sales of other real estate and bank premises decreased $1.7 million, which related to nonrecurring gains of $1.8 million from the sale of bank property the Company recorded during the third quarter of 2008. Also contributing to the decrease were lower service charges on deposit accounts and other fee income of $290 thousand and $297 thousand, respectively, predominantly the result of lower overdraft and returned check charges, fewer annuity sales and lower brokerage commissions than a year ago. Partially offsetting these decreases, gains on sales of loans in the mortgage segment increased $971 thousand and related to higher origination volume driven by low mortgage rates. Other operating income increased $116 thousand and investment securities gains increased $15 thousand. Excluding prior year gains on sale of bank property and contribution of the mortgage segment, noninterest income decreased $390 thousand, or 8.4%, and primarily related to lower service charges on deposit accounts and other fee income.

For the nine months ended September 30, 2009, noninterest income increased $405 thousand, or 1.7%, to $24.5 million from $24.1 million for the same period in 2008. Gains on sales of loans in the mortgage segment accounted for $3.4 million of this net increase and related to higher origination volume. Partially offsetting this increase were declines in gains on sales of bank property of $1.9 million and service charges on deposit accounts and other fee income of $638 thousand and $563 thousand, respectively. The decline in service charges and fees were predominantly the result of decreased overdraft fees and returned check charges of $679 thousand, annuity sales of $272 thousand and brokerage commissions of $200 thousand. During the same period in 2008, the Company recorded gains of $1.9 million from the sale of bank property and $198 thousand relating to the mandatory redemption of certain classes of common stock to financial institution members of Visa U.S.A. Excluding the contribution of the mortgage segment and prior period gain transactions, noninterest income declined $898 thousand, or 6.8%, principally as a result of the aforementioned lower service charges on deposit accounts and other fee income.

NONINTEREST EXPENSE

On a linked quarter basis, noninterest expense decreased $1.2 million, or 5.6%, to $21.1 million for the three months ended September 30, 2009. Other operating expenses decreased $1.2 million. Of this net decrease, $1.2 million was attributable to FDIC special insurance assessments during the second quarter. Acquisition costs associated with the proposed acquisition of First Market Bank decreased $56 thousand to $307 thousand in the third quarter compared to $363 thousand in the second quarter. Other costs contributing to the decrease were declines in professional fees ($51 thousand) and marketing costs ($47 thousand). Salary and benefit expenses decreased $15 thousand primarily related to lower mortgage segment commissions and partially offset by higher profit sharing, awards and incentive costs. Occupancy expense increased $45 thousand, primarily related to higher utility costs and insurance expense. Furniture and equipment expense declined $83 thousand due to lower repairs, supplies and declining depreciation expense as useful lives of certain asset classes are exhausted. Excluding mortgage segment operations, the prior quarter’s FDIC special insurance assessment and acquisition related expenses, noninterest expense increased $188 thousand, or 1.1%, primarily related to higher profit sharing and incentive costs, partially offset by lower furniture and equipment and other operating expenses.

For the three months ended September 30, 2009, noninterest expense increased $996 thousand, or 5.0%, to $21.1 million from $20.1 million compared to the third quarter of 2008. Other operating expenses increased $1.3 million. Of this increase, FDIC insurance assessment premiums increased $529 thousand and related to higher regular assessment rates in 2009. Acquisition costs associated with the proposed acquisition of First Market Bank were $307 thousand during the quarter. Other costs contributing to the increase were higher loan expenses and costs related to other real estate owned of $359 thousand and increased expenses for professional services of $154 thousand, mainly legal fees relating to the Company’s problem loan workouts and collection efforts. Increases in marketing and advertising costs of $176 thousand primarily related to the Company’s current customer rewards/Loyalty Banking campaign. Salaries and benefits decreased $190 thousand. Driving the decline in this category were lower salaries expense of $263 thousand due to fewer community bank segment employees in 2009 and reductions in contract labor ($117 thousand), profit sharing expense ($402 thousand) and incentive compensation ($194 thousand), partially offset by higher commission expense in the mortgage segment of $681 thousand relating to increased loan origination volume. Furniture and equipment expense decreased $162 thousand due to declining depreciation and amortization expense as useful lives were exhausted in certain asset classes. Occupancy expenses increased $26 thousand. Excluding mortgage segment operations and acquisition related expenses, noninterest expense decreased approximately $88 thousand, or 0.5%, primarily related to lower salaries and benefits expenses, furniture and equipment expenses that were partially offset by higher FDIC regular insurance assessments, legal and marketing expenses.

For the nine months ended September 30, 2009, noninterest expense increased $3.3 million, or 5.5%, to $63.4 million compared to $60.1 million for the nine month period ended September 30, 2008. Other operating expenses increased $4.4 million. Of this increase, FDIC insurance assessment premiums accounted for $3.0 million and were comprised of a special insurance assessment of $1.2 million during the second quarter and an increase in the regular insurance assessment of $1.8 million. Acquisition costs associated with the proposed acquisition of First Market Bank, FSB were $948 thousand in 2009. Other costs contributing to the increase were higher legal expenses of $492 thousand relating to the Company’s problem loan workouts and collection activities, as well as increased marketing and advertising costs of $361 thousand. Costs related to other real estate owned and loan expenses increased to $1.0 million from $545 thousand in the same period last year. Offsetting higher expenses were lower salary and benefit costs of $982 thousand, primarily due to lower profit sharing and incentive compensation, partially offset by higher commission expense in the mortgage segment related to strong origination volume in 2009. Furniture and equipment expenses declined $288 thousand, or 7.7%, and occupancy expenses increased $131 thousand, or 2.5%. During the same period in 2008, the Company incurred $269 thousand in conversion costs by merging two affiliate banks. Excluding mortgage segment operations, increased FDIC special insurance assessment, acquisition related expenses and prior year conversion costs related to merging affiliate banks, noninterest expense increased approximately $198 thousand, or 0.4%, primarily due to higher FDIC regular insurance assessments, occupancy expenses, marketing and legal expenses, partially offset by lower salaries and benefits expenses.

During the first quarter of 2009, to replenish the FDIC’s deposit insurance fund, a final rule to impose a special insurance assessment of 5 basis points calculated on each bank’s total assets minus Tier 1 capital was approved. The special insurance assessment was billed on June 30, payable on September 30 and recorded as a second quarter expense. During the second quarter of 2009, the Company expensed $1.2 million related to the FDIC special insurance assessment. The special insurance assessment was in addition to the regular quarterly risk-based assessment. The assessment base for regular quarterly insurance assessments was not changed. On September 29, 2009, the FDIC approved a “Notice of Proposed Rulemaking and Request for Comment” that would require insured institutions to prepay, on December 30, 2009, their estimated quarterly risk-based assessments for the fourth quarter of 2009, and for all of 2010, 2011, and 2012. For the fourth quarter of 2009 and for all of 2010, the prepaid assessment rate would be based on each institution’s total base assessment rate for the third quarter of 2009, modified to assume that the assessment rate in effect for the institution on September 30, 2009 had been in effect for the entire third quarter of 2009. The FDIC proposed the prepay assessment rule as a means of collecting enough cash to meet upcoming liquidity needs to fund future bank failures. There can be no assurance as to the outcome of the final rule, but the Company has preliminarily estimated a prepayment of approximately $12.3 million to be expensed over the next 13 quarters, in addition to the regular FDIC assessment.

For the nine months ended September 30, 2009, acquisition costs associated with the proposed acquisition of First Market Bank, were $948 thousand and are reported as a component of “Other operating expenses” within the Company’s “Condensed Consolidated Statements of Income.” These costs were predominately legal and due diligence costs. The Company expects to incur additional acquisition costs both prior to and after the close date. The Company has submitted all required applications for approval and is awaiting regulatory approvals. In addition, a special meeting of shareholders is scheduled for October 26, 2009 to approve the acquisition and the name of the Company. The Company anticipates the acquisition will be approved and closed by year end.

BALANCE SHEET

At September 30, 2009, total assets were $2.6 billion compared to $2.4 billion and $2.6 billion at September 30, 2008 and December 31, 2008, respectively. Net loans increased $19.4 million, or 1.0%, from September 30, 2008 and increased $11.0 million, or 0.6%, compared to December 31, 2008. On a linked quarter basis, net loans increased $13.6 million from June 30, 2009 and the Company’s mortgage segment decreased loans held for sale by $22.0 million. As of September 30, 2009, total cash and cash equivalents were $71.3 million, a decrease of $13.2 million from $84.5 million at September 30, 2008 and a decrease of $77.2 million from $148.5 million at December 31, 2008. The decline from December 31, 2008 is principally a function of redeploying cash into higher yielding investment securities. Current cash levels at September 30, 2009 related to the Company’s follow-on equity raise which generated net proceeds of approximately $58.8 million after underwriting costs, legal and accounting fees. Deposits increased $151.4 million, or 8.3%, from the year ago period primarily due to increases in money market accounts. Total borrowings, including repurchase agreements, decreased $142.0 million to $259.8 million at September 30, 2009 principally as a result of the aforementioned increase in money market account volume which reduced reliance on wholesale funding. The Company’s equity to assets ratio was 13.17% and 8.74% at September 30, 2009 and 2008, respectively. The Company’s tangible common equity to assets ratio was 8.70% and 6.19% at September 30, 2009 and 2008, respectively.

The Company completed a follow-on equity raise in early September which generated cash and capital of approximately $58.8 million from the issuance of 4,725,000 shares of common stock at a price of $13.25 per share, net of underwriting discounts, commissions and estimated offering expenses. It is anticipated that the proceeds of this offering will be used for general corporate purposes, including organic and opportunistic acquisition-based growth and the possible repurchase of the preferred stock issued to the U. S. Treasury.

Management remains focused on maintaining strong levels of liquidity and capital during this challenging environment and believes its sound risk management practices in underwriting and lending will enable it to weather successfully this period of economic uncertainty.

SEGMENT INFORMATION

Mortgage Segment

On a linked quarter basis, mortgage segment net income decreased $870 thousand, or 74.6%, to $295 thousand from $1.2 million in the second quarter of 2009. Originations decreased $74.3 million from $218.6 million to $144.3 million, or 34.0%, from the most recent quarter, resulting in a decrease in loan revenue of $1.4 million, or 27.5%. Originations declined as refinance volume slowed during the period due to an increase in mortgage rates. Other operating expenses increased $92 thousand and included higher underwriting fees and the addition of new office locations, one in Towson, Maryland and one in Raleigh, North Carolina. Occupancy expenses and furniture and equipment expenses increased $17 thousand and $20 thousand, respectively.

For the three months ended September 30, 2009, the mortgage segment net income increased $221 thousand to $295 thousand from $75 thousand for the same quarter in 2008. Originations increased $40.3 million to $144.3 million, or 38.8%, from the same period last year, resulting in an increase in loan revenue of $963 thousand, or 34.4%. Increased originations are principally attributable to historically low mortgage rates that produced a surge in refinance volume and the first time home buyer tax credit that stimulated originations for existing and new home sales. Total noninterest expenses increased $809 thousand. Salaries and benefits increased $772 thousand primarily related to commission expenses on increased loan volume. Other operating expenses increased $93 thousand principally due to increased underwriting fees related to loan volume and marketing costs. Occupancy, furniture and equipment expenses declined $39 thousand and $17 thousand, respectively, principally due to the nonrenewal of certain leased office locations.

For the nine months ended September 30, 2009, mortgage segment net income increased $1.8 million from $133 thousand to $1.9 million for the same period in 2008. Originations increased $178.5 million to $518.4 million, or 52.5%, from the same period last year, resulting in an increase in loan revenue of

$3.4 million, or 37.9%, due principally to historically low interest rates. Salaries and benefits increased $1.4 million principally due to commission expenses related to increased loan originations. Occupancy costs decreased $163 thousand and furniture and equipment costs decreased $85 thousand, both related to the nonrenewal of certain leased office locations.

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ABOUT UNION BANKSHARES CORPORATION

Union Bankshares Corporation is one of the largest community banking organizations based in Virginia, providing full service banking to the Northern, Central, Rappahannock, Tidewater and Northern Neck regions of Virginia through its bank subsidiaries, Union Bank and Trust Company (42 locations in the counties of Albemarle, Caroline, Chesterfield, Fairfax, Fluvanna, Hanover, Henrico, King George, King William, Nelson, Spotsylvania, Stafford, Westmoreland, and the cities of Fredericksburg, Williamsburg, Newport News, Grafton and Charlottesville); Northern Neck State Bank (9 locations in the counties of Richmond, Westmoreland, Essex, Northumberland and Lancaster); and Rappahannock National Bank (7 locations in Washington, Front Royal, Middleburg, Warrenton and Winchester). Union Bank and Trust Company’s loan production office in Manassas was open through the first quarter of 2009 but was closed in early April 2009. Union Investment Services, Inc. provides full brokerage services; Union Mortgage Group, Inc. provides a full line of mortgage products; and Union Insurance Group, LLC offers various lines of insurance products. Union Bank and Trust Company also owns a non-controlling interest in Johnson Mortgage Company, LLC.

On March 14, 2008, the Company completed the previously announced merger of its affiliate Prosperity Bank & Trust Company into Union Bank and Trust Company (“Union Bank”).

On October 31, 2008, the Company completed the previously announced merger of its affiliate Bay Community Bank into Union Bank.

On March 30, 2009, the Company and First Market Bank announced the signing of an agreement, as amended on June 19, 2009, pursuant to which First Market Bank will merge with the Company in an all stock transaction valued at approximately $105.4 million. First Market Bank, a privately held federally chartered savings bank with over $1.3 billion in assets, operates 39 branches throughout central Virginia with 31 locations in the greater Richmond metropolitan area. Upon completion of the transaction, expected to occur before year end, the Company will become the largest Virginia based community banking organization with approximately 97 branch locations and total assets of approximately $4.0 billion.

Additional information is available on the Company’s website at www.ubsh.com. The shares of the Company are traded on the NASDAQ Global Select Market under the symbol “UBSH.”

FORWARD-LOOKING STATEMENTS

Certain statements in this report may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that include projections, predictions, expectations or beliefs about future events or results or otherwise are not statements of historical fact. Such statements are often characterized by the use of qualified words (and their derivatives) such as “expect,” “believe,” “estimate,” “plan,” “project,” “anticipate” or other statements concerning opinions or judgment of the Company and its management about future events. Although the Company believes that its expectations with respect to forward-looking statements are based upon reasonable assumptions within the bounds of its existing knowledge of its business and operations, there can be no assurance that actual results, performance or achievements of the Company will not differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. Actual future results and trends may differ materially from historical results or those anticipated depending on a variety of factors, including, but not limited to, the effects of and changes in: general economic conditions, the interest rate environment, legislative and regulatory requirements, competitive pressures, new products and delivery systems, inflation, changes in the stock and bond markets, technology, and consumer spending and savings habits. The Company does not update any forward-looking statements that may be made from time to time by or on behalf of the Company.

UNION BANKSHARES CORPORATION AND SUBSIDIARIES

KEY FINANCIAL RESULTS

(in thousands, except share data)

	Three Months Ended			Nine Months Ended
	09/30/09	09/30/08	06/30/09	09/30/09	09/30/08
Results of Operations
Interest and dividend income	$32,502	$34,012	$31,977	$95,843	$102,190
Interest expense	11,685	13,758	13,273	38,608	42,983

Net interest income	20,817	20,254	18,704	57,235	59,207
Provision for loan losses	4,517	3,667	4,855	12,502	6,943

Net interest income after provision for loan losses	16,300	16,587	13,849	44,733	52,264
Noninterest income	7,911	9,113	9,278	24,522	24,117
Noninterest expenses	21,105	20,109	22,351	63,383	60,076

Income before income taxes	3,106	5,591	776	5,872	16,305
Income tax (benefit) expense	301	1,336	(177)	361	4,065

Net income	$2,805	$4,255	$953	$5,511	$12,240

Interest earned on loans (FTE)	$28,484	$30,610	$28,042	$84,215	$91,855
Interest earned on securities (FTE)	4,934	4,273	4,822	14,291	12,740
Interest earned on earning assets (FTE)	33,427	34,903	32,924	98,629	104,699
Net interest income (FTE)	21,742	21,144	19,651	60,021	61,715
Interest expense on certificates of deposit	7,647	8,500	7,968	24,047	27,792
Interest expense on interest-bearing deposits	9,331	10,685	10,787	31,222	33,096
Core deposit intangible amortization	481	483	481	1,443	1,456

Net income (loss) - community bank segment	$2,509	$4,181	$(212)	$3,564	$12,108
Net income - mortgage segment	296	75	1,165	1,947	133

Key Ratios
Return on average assets (ROA)	0.43%	0.71%	0.15%	0.29%	0.70%
Return on average equity (ROE)	3.88%	7.87%	1.39%	2.63%	7.61%
Efficiency ratio	73.46%	68.47%	79.88%	77.53%	72.10%
Efficiency ratio - community bank segment	71.02%	65.52%	82.90%	77.57%	68.95%
Net interest margin (FTE)	3.69%	3.89%	3.30%	3.41%	3.89%
Yields on earning assets (FTE)	5.68%	6.42%	5.53%	5.60%	6.60%
Cost of interest-bearing liabilities (FTE)	2.37%	2.91%	2.63%	2.59%	3.12%
Noninterest expense less noninterest income / average assets	2.04%	1.83%	2.01%	2.01%	2.04%

Per Share Data
Earnings per common share, basic	$0.13	$0.32	$0.01	$0.21	$0.91
Earnings per common share, diluted	0.13	0.31	0.01	0.21	0.91
Cash dividends paid per common share	0.060	0.185	0.060	0.240	0.555
Market value per share	12.45	24.00	14.97	12.45	24.00
Book value per tangible common share	15.47	15.82	16.02	15.47	15.82
Tangible common book value per common share	11.95	10.90	11.24	11.95	10.90
Price to earnings ratio, diluted	24.14	19.46	373.22	44.34	19.74
Price to book value per common share ratio	0.80	1.52	0.93	0.80	1.52
Price to tangible common share ratio	1.04	2.20	1.33	1.04	2.20
Weighted average common shares outstanding, basic	15,123,935	13,482,030	13,575,807	14,093,227	13,466,009
Weighted average common shares outstanding, diluted	15,165,105	13,536,670	13,615,294	14,134,161	13,511,178
Common shares outstanding at end of period	18,335,266	13,523,136	13,604,601	18,335,266	13,523,136

Financial Condition
Assets	$2,583,284	$2,448,165	$2,615,447	$2,583,284	$2,448,165
Loans, net of unearned income	1,885,075	1,865,667	1,871,506	1,885,075	1,865,667
Earning Assets	2,360,752	2,213,682	2,386,503	2,360,752	2,213,682
Goodwill	56,474	56,474	56,474	56,474	56,474
Core deposit intangibles, net	8,171	10,094	8,652	8,171	10,094
Deposits	1,965,568	1,814,160	1,997,364	1,965,568	1,814,160
Stockholders’ equity	340,231	213,949	274,459	340,231	213,949
Tangible common equity	219,130	147,381	153,003	219,130	147,381

	Three Months Ended			Nine Months Ended
	09/30/09	09/30/08	06/30/09	09/30/09	09/30/08

Averages
Assets	$2,566,838	$2,391,010	$2,613,999	$2,582,200	$2,349,589
Loans, net of unearned income	1,872,906	1,840,979	1,871,142	1,871,281	1,801,561
Loans held for sale	48,126	24,682	51,522	46,150	26,398
Securities	398,991	289,784	380,350	372,247	286,934
Earning assets	2,333,648	2,161,566	2,390,428	2,355,462	2,120,535
Deposits	1,984,639	1,779,414	2,002,148	1,978,495	1,734,603
Certificates of deposit	940,340	915,349	964,952	963,752	922,810
Interest-bearing deposits	1,682,432	1,505,718	1,710,973	1,691,249	1,461,987
Borrowings	275,542	378,126	315,517	303,353	380,220
Interest-bearing liabilities	1,957,974	1,883,844	2,026,490	1,994,602	1,842,207
Stockholders' equity	286,870	215,040	275,794	279,776	214,904
Tangible common equity	165,594	148,235	154,175	158,152	147,620

Asset Quality
Allowance for Loan Losses
Beginning balance of allowance for loan losses	$29,639	$21,650	$27,704	$25,496	$19,336
Add: Recoveries	750	60	208	1,024	227
Less: Charge-offs	1,976	957	3,128	6,092	2,086
Add: Provision for loan losses	4,517	3,667	4,855	12,502	6,943

Ending balance of allowance for loan losses	$32,930	$24,420	$29,639	$32,930	$24,420

Allowance for loan losses / total outstanding loans	1.75%	1.31%	1.58%	1.75%	1.31%
Nonperforming Assets
Nonaccrual loans	$29,653	$15,848	$37,612	$29,653	$15,848
Other real estate and foreclosed properties	13,783	1,293	14,662	13,783	1,293

Total nonperforming assets	43,436	17,141	52,274	43,436	17,141
Loans > 90 days and still accruing	11,236	2,738	12,944	11,236	2,738

Total nonperforming assets and loans > 90 days and still accruing	$54,672	$19,879	$65,218	$54,672	$19,879

Nonperforming assets / total outstanding loans	2.30%	0.92%	2.79%	2.30%	0.92%
Allowance for loan losses / nonperforming loans	111.05%	154.09%	78.80%	111.05%	154.09%
Allowance for loan losses / nonperforming assets	75.81%	142.47%	56.70%	75.81%	142.47%

Other Data
Mortgage loan originations	$144,258	$103,948	$218,579	$518,389	$339,919
% of originations that are refinances	30.88%	28.50%	58.76%	53.96%	39.20%
End of period full-time employees	665	679	662	665	679
Number of full-service branches	58	58	58	58	58
Number of community banks (subsidiaries)	3	4	3	3	4
Number of full automatic transaction machines (ATM's)	125	150	148	125	150

Alternative Performance Measures
Cash basis earnings[1]
Net income	$2,805	$4,255	$953	$5,511	$12,240
Plus: Core deposit intangible amortization, net of tax	313	314	313	938	946

Cash basis operating earnings	$3,118	$4,569	$1,266	$6,449	$13,186

Average assets	$2,566,838	$2,391,010	$2,613,999	$2,582,200	$2,349,589
Less: Average goodwill	56,474	56,474	56,474	56,474	56,474
Less: Average core deposit intangibles	8,405	10,331	8,887	8,881	10,810

Average tangible assets	$2,501,959	$2,324,205	$2,548,638	$2,516,845	$2,282,305

Average equity	$286,870	$215,040	$275,794	$279,776	$214,904
Less: Average goodwill	56,474	56,474	56,474	56,474	56,474
Less: Average core deposit intangibles	8,405	10,331	8,887	8,881	10,810
Less: Average preferred equity	56,397	—	56,258	56,269	—

Average tangible common equity	$165,594	$148,235	$154,175	$158,152	$147,620

Cash basis earnings per share, diluted	$0.21	$0.34	$0.09	$0.46	$0.98
Cash basis return on average tangible assets	0.49%	0.78%	0.20%	0.34%	0.77%
Cash basis return on average tangible common equity	7.47%	12.26%	3.29%	5.45%	11.93%

[1]

Cash basis earnings - as a supplement to accounting principles generally accepted in the United States (“GAAP”), management also reviews operating performance based on its “cash basis earnings” to fully analyze its core business. Cash basis earnings exclude amortization expense attributable to intangibles (goodwill and core deposit intangibles) that do not qualify as regulatory capital. Financial ratios based on cash basis earnings exclude the amortization of nonqualifying intangible assets from earnings and the unamortized balance of nonqualifying intangibles from assets and equity.

In management’s opinion, cash basis earnings are useful to investors because by excluding non-operating adjustments stemming from the consolidation of our organization, they allow investors to see clearly the combined economic results of our multi-bank company.

UNION BANKSHARES CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in thousands, except share amounts)

	September 30, 2009	December 31, 2008	September 30, 2008
	(Unaudited)	(Audited)	(Unaudited)
ASSETS
Cash and cash equivalents:
Cash and due from banks	$36,601	$144,625	$49,848
Interest-bearing deposits in other banks	31,552	903	960
Money market investments	243	122	180
Other interest-bearing deposits	2,598	2,598	2,598
Federal funds sold	318	289	30,937

Total cash and cash equivalents	71,312	148,537	84,523

Securities available for sale, at fair value	398,870	309,711	290,357

Loans held for sale	42,096	29,424	22,983

Loans, net of unearned income	1,885,075	1,874,088	1,865,667
Less allowance for loan losses	32,930	25,496	24,420

Net loans	1,852,145	1,848,592	1,841,247

Bank premises and equipment, net	79,196	77,425	77,127
Other real estate owned	13,783	7,140	1,293
Core deposit intangibles, net	8,171	9,613	10,094
Goodwill	56,474	56,474	56,474
Other assets	61,237	65,016	64,067

Total assets	$2,583,284	$2,551,932	$2,448,165

LIABILITIES
Noninterest-bearing demand deposits	$299,452	$274,829	$284,940
Interest-bearing deposits:
NOW accounts	199,777	201,317	217,223
Money market accounts	428,729	361,138	272,830
Savings accounts	101,655	93,559	99,897
Time deposits of $100,000 and over	446,777	452,297	410,035
Brokered certificates of deposit	—	66,709	81,729
Other time deposits	489,178	477,150	447,506

Total interest-bearing deposits	1,666,116	1,652,170	1,529,220

Total deposits	1,965,568	1,926,999	1,814,160

Securities sold under agreements to repurchase	44,455	68,282	66,966
Other short-term borrowings	15,000	55,000	70,000
Trust preferred capital notes	60,310	60,310	60,310
Long-term borrowings	140,000	150,000	204,500
Other liabilities	17,720	17,543	18,280

Total liabilities	2,243,053	2,278,134	2,234,216

Commitments and contingencies

STOCKHOLDERS’ EQUITY

Preferred stock, $10.00 par value, $1,000 liquidation value, shares authorized 59,000; issued and outstanding, 59,000 shares at September 30, 2009 and December 31, 2008 and none at September 30, 2008	590	590	—

Common stock, $1.33 par value, shares authorized 36,000,000; issued and outstanding, 18,335,266 shares, 13,570,970 shares, and 13,523,136 shares, respectively	24,395	18,055	17,988
Surplus	154,965	101,719	42,297
Retained earnings	155,073	155,140	155,387
Warrant	2,808	2,808	—
Discount on preferred stock	(2,418)	(2,790)	—
Accumulated other comprehensive (loss) income	4,818	(1,724)	(1,723)

Total stockholders’ equity	340,231	273,798	213,949

Total liabilities and stockholders’ equity	$2,583,284	$2,551,932	$2,448,165

UNION BANKSHARES CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Dollars in thousands, except per share amounts)

(Unaudited)

	Three Months Ended September 30		Nine Months Ended September 30
	2009	2008	2009	2008
Interest and dividend income:
Interest and fees on loans	$28,308	$30,437	$83,680	$91,426
Interest on Federal funds sold	—	5	—	34
Interest on deposits in other banks	9	8	123	22
Interest on money market investments	—	—	—	1
Interest on other interest-bearing deposits	—	7	—	47
Interest and dividends on securities:
Taxable	2,794	2,220	7,860	6,797
Nontaxable	1,391	1,335	4,180	3,863

Total interest and dividend income	32,502	34,012	95,843	102,190

Interest expense:
Interest on deposits	9,330	10,685	31,222	33,096
Interest on Federal funds purchased	16	114	16	378
Interest on short-term borrowings	640	661	1,983	3,698
Interest on long-term borrowings	1,699	2,298	5,387	5,811

Total interest expense	11,685	13,758	38,608	42,983

Net interest income	20,817	20,254	57,235	59,207
Provision for loan losses	4,517	3,667	12,502	6,943

Net interest income after provision for loan losses	16,300	16,587	44,733	52,264

Noninterest income:
Service charges on deposit accounts	2,115	2,405	6,216	6,854
Other service charges, commissions and fees	1,507	1,804	4,422	4,985
Gains on securities transactions, net	16	1	30	29
Gains on sales of loans	3,761	2,790	12,396	8,967
Gains (losses) on sales of other real estate and bank premises, net	30	1,737	(24)	1,872
Other operating income	482	376	1,482	1,410

Total noninterest income	7,911	9,113	24,522	24,117

Noninterest expenses:
Salaries and benefits	10,856	11,046	32,403	33,385
Occupancy expenses	1,780	1,755	5,312	5,182
Furniture and equipment expenses	1,080	1,242	3,451	3,739
Other operating expenses	7,389	6,066	22,217	17,770

Total noninterest expenses	21,105	20,109	63,383	60,076

Income before income taxes	3,106	5,591	5,872	16,305
Income tax expense	301	1,336	361	4,065

Net income	$2,805	$4,255	$5,511	$12,240
Dividends paid and accumulated on preferred stock	737	—	2,212	—
Accretion of discount on preferred stock	125	—	372	—

Net income available to common shareholders	$1,943	$4,255	$2,927	$12,240

Earnings per share, basic	$0.13	$0.32	$0.21	$0.91

Earnings per share, diluted	$0.13	$0.31	$0.21	$0.91

AVERAGE BALANCES, INCOME AND EXPENSES, YIELDS AND RATES (TAXABLE EQUIVALENT BASIS)

	For The Three Months Ended September 30,
	2009			2008			2007
	Average Balance	Interest Income / Expense	Yield / Rate (1)	Average Balance	Interest Income / Expense	Yield / Rate (1)	Average Balance	Interest Income / Expense	Yield / Rate (1)
	(Dollars in thousands)
Assets:

Securities:

Taxable	$279,394	$2,794	3.97%	$176,959 $	2,220	4.99%	$171,600	$2,230	5.16%

Tax-exempt	119,597	2,140	7.10%	112,825	2,053	7.24%	104,937	1,869	7.07%

Total securities	398,991	4,934	4.91%	289,784	4,273	5.87%	276,537	4,099	5.88%

Loans, net (2)	1,872,906	28,054	5.94%	1,840,979	30,231	6.53%	1,657,002	32,292	7.73%

Loans held for sale	48,126	430	3.54%	24,682	379	6.10%	21,350	352	6.53%

Federal funds sold	304	—	0.18%	1,661	5	1.20%	1,674	221	5.59%

Money market investments	151	—	0.00%	124	—	0.01%	216	1	2.17%

Interest-bearing deposits in other banks	10,572	9	0.33%	1,738	8	1.88%	1,459	21	5.61%

Other interest-bearing deposits	2,598	—	0.00%	2,598	7	1.01%	2,598	34	5.26%

Total earning assets	2,333,648	33,427	5.68%	2,161,566	34,903	6.42%	1,960,836	37,020	7.49%

Allowance for loan losses	(30,321)			(22,125)			(18,361)

Total non-earning assets	263,511			251,569			247,691

Total assets	$2,566,838			$2,391,010			$2,190,166

Liabilities and Stockholders’ Equity:

Interest-bearing deposits:

Checking	$199,063	83	0.17%	$215,675	341	0.63%	$201,803	330	0.65%

Money market savings	441,106	1,504	1.35%	272,513	1,701	2.48%	157,729	935	2.35%

Regular savings	101,923	97	0.38%	102,181	143	0.56%	104,899	201	0.76%

Certificates of deposit:

$100,000 and over	451,249	3,717	3.27%	419,448	3,895	3.69%	443,292	5,537	4.96%

Under $100,000	489,091	3,930	3.19%	495,901	4,605	3.69%	445,570	5,076	4.52%

Total interest-bearing deposits	1,682,432	9,331	2.20%	1,505,718	10,685	2.82%	1,353,293	12,079	3.54%

Other borrowings	275,542	2,354	3.38%	378,126	3,074	3.23%	327,515	4,825	5.84%

Total interest-bearing liabilities	1,957,974	11,685	2.37%	1,883,844	13,759	2.91%	1,680,808	16,904	3.99%

Noninterest-bearing liabilities:

Demand deposits	302,207			273,696			284,160

Other liabilities	19,787			18,430			19,350

Total liabilities	2,279,968			2,175,970			1,984,318

Stockholders’ equity	286,870			215,040			205,848

Total liabilities and stockholders’ equity	$2,566,838			$2,391,010			$2,190,166

Net interest income		$21,742			$21,144			$20,116

Interest rate spread (3)			3.31%			3.51%			3.50%

Interest expense as a percent of average earning assets			1.99%			2.53%			3.42%

Net interest margin			3.69%			3.89%			4.07%

(1)	Rates and yields are annualized and calculated from actual, not rounded amounts in thousands, which appear above.
(2)	Nonaccrual loans are included in average loans outstanding.
(3)	Income and yields are reported on a taxable equivalent basis using the statutory federal corporate tax rate of 35%.

AVERAGE BALANCES, INCOME AND EXPENSES, YIELDS AND RATES (TAXABLE EQUIVALENT BASIS)

	For the Nine Months Ended September 30,
	2009			2008			2007
	Average Balance	Interest Income / Expense	Yield / Rate (1)	Average Balance	Interest Income / Expense	Yield / Rate (1)	Average Balance	Interest Income / Expense	Yield / Rate (1)

	(Dollars in thousands)
Assets:

Securities:

Taxable	$252,991	$7,860	4.15%	$177,184	$6,797	5.12%	$174,069	$6,735	5.17%

Tax-exempt	119,256	6,431	7.21%	109,750	5,943	7.23%	99,363	5,370	7.23%

Total securities	372,247	14,291	5.13%	286,934	12,740	5.93%	273,432	12,105	5.92%

Loans, net (2)	1,871,281	82,774	5.91%	1,801,561	90,751	6.73%	1,612,018	93,351	7.74%

Loans held for sale	46,150	1,441	4.17%	26,398	1,104	5.59%	21,774	1,012	6.21%

Federal funds sold	305	—	0.19%	1,615	34	2.81%	2,017	606	5.53%

Money market investments	116	—	0.00%	170	1	0.47%	209	3	2.04%

Interest-bearing deposits in other banks	62,765	123	0.26%	1,259	22	2.31%	1,166	47	5.41%

Other interest-bearing deposits	2,598	—	0.00%	2,598	47	2.41%	2,598	103	5.33%

Total earning assets	2,355,462	98,629	5.60%	2,120,535	104,699	6.60%	1,913,214	107,227	7.49%

Allowance for loan losses	(28,253)			(20,833)			(18,589)

Total non-earning assets	254,991			249,887			241,212

Total assets	$2,582,200			$2,349,589			$2,135,837

Liabilities and Stockholders’ Equity:

Interest-bearing deposits:

Checking	$200,156	250	0.17%	$220,627	$1,077	0.65%	$205,340	982	0.64%

Money market savings	428,050	6,630	2.07%	216,255	3,776	2.33%	157,913	2,737	2.32%

Regular savings	99,291	295	0.40%	102,295	451	0.59%	104,981	626	0.80%

Certificates of deposit:

$100,000 and over	465,304	11,730	3.37%	436,229	13,315	4.08%	445,762	16,477	4.94%

Under $100,000	498,448	12,317	3.30%	486,581	14,477	3.97%	450,008	15,154	4.50%

Total interest-bearing deposits	1,691,249	31,222	2.47%	1,461,987	33,096	3.02%	1,364,004	35,976	3.53%

Other borrowings	303,353	7,386	3.26%	380,220	9,888	3.47%	268,436	12,300	6.13%

Total interest-bearing liabilities	1,994,602	38,608	2.59%	1,842,207	42,984	3.12%	1,632,440	48,276	3.95%

Noninterest-bearing liabilities:

Demand deposits	287,246			272,616			281,686

Other liabilities	20,576			19,862			17,915

Total liabilities	2,302,424			2,134,685			1,932,041

Stockholders’ equity	279,776			214,904			203,796

Total liabilities and stockholders’ equity	$2,582,200			$2,349,589			$2,135,837

Net interest income		$60,021			$61,715			$58,951

Interest rate spread (3)			3.01%			3.48%			3.54%

Interest expense as a percent of average earning assets			2.19%			2.71%			3.37%

Net interest margin			3.41%			3.89%			4.12%

(1)	Rates and yields are annualized and calculated from actual, not rounded amounts in thousands, which appear above.
(2)	Nonaccrual loans are included in average loans outstanding.
(3)	Income and yields are reported on a taxable equivalent basis using the statutory federal corporate tax rate of 35%.